TAUNUS CORPORATION
31 West 52nd Street
New York, New York  10019
Linda L. Assali
Director
Telephone: (615) 835-2901



February 8, 2000
Securities and Exchange Commission
SEC Document Control
450 Fifth
Street,
N.W.
Washington
, DC
20549
Attn:
Filing
Desk


Dear Sirs:

     Re:  Filing of Schedule 13G on Calenergy
          Company, Inc.
Pursuant to Rule 13d-1 of the General Rules and
Regulations under the Securities Exchange Act of
1934, the following is one copy of the Schedule 13G with respect to the common stock of the above referenced corporation.
Please acknowledge your receipt of the Schedule 13G

filing submission through the EDGAR-Link System

software, by E-Mail confirmation.

                                        Sincerely,

                                        Linda L.

Assali Enclosures

























                       UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.
20549

                       SCHEDULE 13G

         Under the Securities Exchange
                   Act of 1934
                   (Amendment No.1)

                    Calenergy Company,
Inc.
          _______________________________________
                      NAME OF ISSUER:
              Common Stock (Par Value $ .0675)
          _______________________________________
                         TITLE OF CLASS OF SECURITIES
                         129466108
          _______________________________________
                       CUSIP NUMBER
                      December 31, 1999
          _______________________________________
(Date of Event Which Requires Filing of this
Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-I(b)
          [   ]     Rule 13d-I(c)
          [   ]     Rule 13d-I(d)




1.NAME OF REPORTING PERSONS
  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Bankers Trust Corporation

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
          (A)  [ ]
          (B)   [ ]


3.SEC USE ONLY


4.CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF     5. SOLE VOTING POWER
SHARES
BENEFICIALLY  6. SHARED VOTING POWER
OWNED BY
EACH          7. SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH   8. SHARED DISPOSITIVE POWER


9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON



10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9)
EXCLUDES CERTAIN SHARES *
                    []

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9




12.TYPE OF REPORTING PERSON

     HC
1.NAME OF REPORTING PERSONS
  S.S. OR I.R.S. IDENTIFICATION NOS. OF
              ABOVE PERSONS

    Bankers Trust Company

2.CHECK THE APPROPRIATE BOX IF A MEMBER
          OF A GROUP * (A)  [ ]
          (C)   [ ]
3.SEC USE ONLY
4.CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF     5. SOLE VOTING POWER
SHARES
BENEFICIALLY  6. SHARED VOTING POWER
OWNED BY
EACH          7. SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH   8. SHARED DISPOSITIVE POWER


9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON



10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9)
EXCLUDES CERTAIN SHARES *
                    []
11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9




12.TYPE OF REPORTING PERSON

     BK




1.NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF
               ABOVE PERSONS
    DB Alex.Brown LLC (formerly known as
    BT Alex.Brown Incorporated)
2.CHECK THE APPROPRIATE BOX IF A MEMBER OF
          A GROUP * (A)  [ ]
          (D)   [ ]
3.SEC USE ONLY
4.CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF     5. SOLE VOTING POWER
SHARES
BENEFICIALLY  6. SHARED VOTING POWER
OWNED BY
EACH          7. SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH   8. SHARED DISPOSITIVE POWER


9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON



10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9)
EXCLUDES CERTAIN SHARES *
                    []
11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9




12.TYPE OF REPORTING PERSON

     BD




1.NAME OF REPORTING PERSONS
  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
PERSONS

    BT Australia Limited

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
*
          (A)  [ ]
          (E)   [ ]


3.SEC
USE
ONLY


4.CITIZENSHIP OR PLACE OF ORGANIZATION

     Australia
NUMBER OF     5. SOLE VOTING POWER
SHARES
BENEFICIALLY  6. SHARED VOTING POWER
OWNED BY
EACH          7. SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH   8. SHARED DISPOSITIVE POWER


9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON



10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9)
EXCLUDES CERTAIN SHARES *
                    []
11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


12.TYPE OF REPORTING PERSON

     CO

























1.NAME OF REPORTING PERSONS
  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
PERSONS

    Alex.Brown Investment Management

2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
*
          (A)  [ ]
          (F)   [ ]


3.SEC USE ONLY


4.CITIZENSHIP OR PLACE OF
ORGANIZATION

     Maryland

NUMBER OF     5. SOLE
VOTING POWER
SHARES
BENEFICIALLY  6. SHARED
VOTING POWER
OWNED BY
EACH          7. SOLE
DISPOSITIVE POWER
REPORTING
PERSON WITH   8. SHARED DISPOSITIVE POWER
9.AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON



10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9)
EXCLUDES CERTAIN SHARES *
                    []
11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9




12.TYPE OF REPORTING PERSON

     IA,PN




Item 1(a).     Name of Issuer:

          Calenergy Company, Inc. (the  Issuer )

Item 1(b).     Address of Issuer's Principal
Executive Offices:

          The address of the Issuer's principal
          executive offices is 302 South 36th Street,
          Suite 400, Omaha, NE  681313845

Item 2(a).     Name of Person Filing:

          This statement is filed on behalf of
          Bankers Trust Corporation ( BTCorp ) ,
          Bankers Trust Company ( BTCo ), DB
          Alex.Brown LLC ( ABS ), BT Australia
          Limited ( BTAUST ) and Alex.Brown
          Investment Management( ABIM ) (BTCorp ,
          BTCo, ABS, BTAUST and ABIM together, the
          Reporting Persons ).

Item 2(b).     Address of Principal Business Office
or, if none,
Residence:

          The principal place of business of BTCorp, BTCo and ABS is 130 Liberty
          Street, New York, New York,
          10006.

          The principal place of business
          of BTAUST is Level 15, The
          Chifley Tower, 2 Chifley Square,
          Sydney, NSW 2000 Australia

          The principal place of business
          of ABIM is One South Street,
          Baltimore, Maryland 21202.

Item 2(c).     Citizenship:

   The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).     Title of Class of Securities:
   The title of the securities is common stock (the
 Common Stock ).

Item 2(e).     CUSIP Number:

          The CUSIP number of the Common Stock is set forth on each cover page.

Item 3.  If this statement is filed pursuant to Rules
13d-1(b),
         or 13d-2(b) or (c), check whether the person filing is
         a:

         A.    Bankers Trust Corporation:

         (a)   [   ]     Broker or dealer registered
under
                section 15 of the Act;
         (b)   [   ]     Bank as defined in section
3(a)(6) of
                the Act;

         (c)   [   ]     Insurance Company as defined
in
                section 3(a)(19) of the Act;

         (d)   [   ]     Investment Company registered
under
                section 8 of the Investment Company Act
of 1940;

         (e)   [   ]     An investment adviser in
accordance with
                Rule 13d-1 (b)(1)(ii)(E);

         (f)   [   ]     An employee benefit plan, or
endowment
                fund in accordance with Rule 13d-1
(b)(1)(ii)(F);

         (g)   [X]       A parent holding company or
control
                person in accordance with Rule 13d-1
(b)(1)(ii)(G);

         (h)   [   ]     A savings association as
defined in
                section 3(b) of the Federal Deposit
Insurance Act;

         (i)   [   ]     A church plan that is excluded
from the
                definition of an investment company
                under section 3(c)(14) of the
                Investment Company Act of 1940;

         (j)   [   ]     Group, in accordance with Rule
13d-1
                (b)(1)(ii)(J).

          If this statement is filed pursuant to Rule
          13d-1 (c), check this box.   [   ]

          B.    Bankers Trust Company:

         (a)   [   ]     Broker or dealer registered
under
                section 15 of the Act;

         (b)   [X]  Bank as defined in section 3(a)(6)
of the
                Act;

         (c)   [   ]     Insurance Company as defined
in
                section 3(a)(19) of the Act;

         (d)   [   ]     Investment Company registered
under
                section 8 of the Investment Company Act
of 1940;

(e)   [   ]     An investment adviser in accordance with
       Rule 13d-1 (b)(1)(ii)(E);
(f)   [   ]     An employee benefit plan, or endowment
       fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

(g)   [   ]     A parent holding company or control
       person in accordance with Rule 13d-1 (b)(1)(ii)(G);

(h)   [   ]     A savings association as defined in
       section 3(b) of the Federal Deposit Insurance Act;

(i)   [   ]     A church plan that is excluded from the
       definition of an investment company under section
       3(c)(14) of the Investment Company Act of 1940;

(j)   [   ]     Group, in accordance with Rule 13d-1
       (b)(1)(ii)(J).

  If this statement is filed pursuant to Rule 13d-1 (c),
 check this box.   [   ]

 C.    DB Alex.Brown LLC:

(a)   [X]  Broker or dealer registered under section
       15 of the Act;

(b)   [   ]     Bank as defined in section 3(a)(6) of
       the Act;

(c)   [   ]     Insurance Company as defined in
       section 3(a)(19) of the Act;

(d)   [   ]     Investment Company registered under
       section 8 of the Investment Company Act of 1940;

(e)   [   ]     An investment adviser in accordance with
       Rule 13d-1 (b)(1)(ii)(E);

(f)   [   ]     An employee benefit plan, or endowment
       fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

(g)   [   ]     A parent holding company or control
       person in accordance with Rule 13d-1 (b)(1)(ii)(G);

(h)   [   ]     A savings association as defined in
       section 3(b) of the Federal Deposit Insurance Act;

(i)   [   ]     A church plan that is excluded from the
       definition of an investment company under section
       3(c)(14) of the Investment Company Act of 1940;

(j)   [   ]     Group, in accordance with Rule 13d-1
       (b)(1)(ii)(J).

  If this statement is filed pursuant to Rule 13d-1 (c),
 check this box.   [   ]

 D.    BT Australia Limited:

 BT Australia Limited is a corporation
 permitted to report on Schedule 13G in accordance
  with Securities and Exchange Commission no-action letter to Bankers Trust New York Corporation dated
 May 15, 1990 (avail. May 15, 1990).

          E.    Alex.Brown Investment Management:
         (a)   [   ]     Broker or dealer registered under
                section 15 of the Act;
         (b)   [   ]     Bank as defined in section 3(a)(6) of
                the Act;

         (c)   [   ]     Insurance Company as defined in
                section 3(a)(19) of the Act;

         (d)   [   ]     Investment Company registered under
                section 8 of the Investment Company Act of 1940;

         (e)   [X]       An investment adviser in accordance with
                Rule 13d-1 (b)(1)(ii)(E);

         (f)   [   ]     An employee benefit plan, or endowment
                fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

         (g)   [   ]     A parent holding company or control
                person in accordance with Rule 13d-1 (b)(1)(ii)(G);

         (h)   [   ]     A savings association as defined in
                section 3(b) of the Federal Deposit Insurance Act;

         (i)   [   ]     A church plan that is excluded from the
                definition of an investment company under section
                3(c)(14) of the Investment Company Act of 1940;

         (j)   [   ]     Group, in accordance with Rule 13d-1
                (b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1 (c),

          check this box.   [   ]

Item 4.   Ownership.

          (a)  Amount beneficially owned:

           (b) Percent of class:

           (c) Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

               (ii) shared power to vote or to direct the vote:
                (iii)    sole power to dispose or to direct the
disposition of:

                (iv) shared power to dispose or to direct the disposition of:

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of
Another Person.

          Not applicable.
Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on by the
          Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the
Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          By signing below I certify that, to the best of my



knowledge and belief, the securities referred to above were



acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.















                         SIGNATURE
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated:  February 8, 2000


                                BANKERS TRUST CORPORATION
                                By:      /s/ James T. Byrne,
                                   Jr.
                                   Name:   James T. Byrne, Jr.

                                   Title:            Secretary











                 Consent of Bankers Trust Company




          The undersigned agrees that the Schedule 13G executed by Bankers Trust Corporation to which this statement is attached as an exhibit is filed on behalf of Bankers Trust Corporation and Bankers Trust Company pursuant to Rule 13d-1(k)(1) of the
Securities Exchange Act of 1934.
Dated:  February 8, 2000


                                BANKERS TRUST COMPANY
                                By:   /s/ James T. Byrne, Jr.


                                   Name:   James T. Byrne, Jr.


                                   Title:            Secretary























                   Consent of DB Alex.Brown LLC



          The undersigned agrees that the Schedule 13G executed by Bankers Trust Corporation to which this statement is attached as an exhibit is filed on behalf of Bankers Trust Corporation and DB Alex.Brown LLC pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.
Dated:  February 8, 2000


                                DB ALEX.BROWN LLC
                                By:   /s/ James T. Byrne, Jr.

                                   Name:   James T. Byrne, Jr.



                                   Title:Secretary


                  Consent of BT Australia Limited

          The undersigned agrees that the Schedule 13G executed by Bankers Trust Corporation to which this statement is attached as an exhibit is filed on behalf of Bankers Trust Corporation and BT Australia Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.
Dated:  February 8, 2000


                                BT AUSTRALIA LIMITED
                                By:   /s/ Cameron Ross Paterson



                                   Name: Cameron Ross Paterson



                                   Title:Secretary



































            Consent of Alex.Brown Investment Management




          The undersigned agrees that the Schedule 13G executed by Bankers Trust Corporation to which this statement is attached as an exhibit is filed on behalf of Bankers Trust Corporation and Alex.Brown Investment Management pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 8, 2000


                                ALEX.BROWN INVESTMENT MANAGEMENT
                                By:   /s/ J. Dorsey Brown, III


                                   Name:  J. Dorsey Brown, III


                                   Title:Chief Executive Officer